Exhibit 10.1
Trupanion, Inc.
EMPLOYEE Severance and change in control Plan
ARTICLE I
Purpose
This Employee Severance and Change in Control Plan (the “Plan”) has been established by the Company on January 29, 2021 (the “Effective Date”) to provide Participants with the opportunity to receive severance benefits in the event of certain terminations of employment and provide Participants with the opportunity to receive severance protection in connection with a Change in Control of the Company. The purpose of the Plan is to attract and retain qualified employees and assure the present and future continuity, objectivity, and dedication of employees in the event of any Change in Control to maximize the value of the Company on a Change in Control. The Plan, as a "severance pay arrangement" within the meaning of Section 3(2)(B)(i) of ERISA, is intended to be and shall be administered and maintained as an unfunded welfare benefit plan under Section 3(1) of ERISA.
Capitalized terms used but not otherwise defined herein have the meanings set forth in ARTICLE II.
ARTICLE II
Definitions
“Administrator” means the Board or any committee thereof duly authorized by the Board to administer the Plan.
“Beneficial Owner” has the meaning ascribed to it in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The term “Beneficial Ownership” has a corresponding meaning.
“Board” means the Board of Directors of Trupanion, Inc.
“Bonus” means the bonus before any salary reduction contributions to any plan or arrangement under Code Section 125, 132(f) or 401(k).
“Cause” means:
      (a) the Participant’s willful failure to perform, or gross neglect of, his or her duties (other than any such failure resulting from incapacity due to physical or mental illness);
      (b) the Participant’s material breach of a fiduciary duty owed to the Company, of a written Company policy provided to the Participant from time to time, or of a restrictive covenant to which the Participant is bound by the Company;

      (c) the Participant’s willful failure to comply with any valid and legal directive of the Board or the person to whom the Participant directly or indirectly reports;
   (d) the Participant’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;
   (e) the Participant’s fraud, embezzlement (or attempted embezzlement), theft (or attempted theft), whether or not related to the Participant’s employment with the Company; or
      (f) the Participant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Participant’s ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates.
For purposes of this definition, no act or failure to act on the part of the Participant shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.
“Change in Control” means the occurrence of any of the following events:
      (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then-outstanding voting securities; provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Change in Control;
      (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
    (c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;
    (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the Code wherein the stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of the Company); or

      (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by member of the Board whose appointment or election is not endorsed by as majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control.
For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
“Change in Control Termination” means a Qualifying Termination that occurs during the Covered Period.
“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall be deemed to include a reference to any regulations promulgated thereunder.
“Company” means Trupanion, Inc., a Delaware corporation, and any successor thereto.
“Covered Period” means the period of time beginning on the first occurrence of a Change in Control and lasting through the one-year anniversary of the occurrence of the Change in Control. The Covered Period shall also include the three-month period before the occurrence of the Change in Control if a Qualifying Termination occurs during such period and the Change in Control occurs.
“Effective Date” has the meaning set forth in ARTICLE I.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exchange Act” means the Securities and Exchange Act of 1934, as amended.
“Participant” means any full-time United States resident employee of the Company or any of its subsidiaries who has been employed by the Company or any of its subsidiaries for at least thirty days.
“Person” has the meaning ascribed to it in Section 13(d)(3) of the Exchange Act.
“Qualifying Termination” means the termination of a Participant’s employment by the Company without Cause (and not as a result of the Participant’s death or disability).
“Salary” means base salary in effect immediately prior to the date of such Qualifying Termination (before any salary reduction contributions to any plan or arrangement under Code Section 125, 132(f) or 401(k), including commissions (where applicable), but excluding overtime, bonuses, awards, imputed income or extraordinary payments).

“Separation from Service” means a separation from service within the meaning of Section 409A of the Code.
“Severance Period” means a minimum of two weeks with an additional two weeks for each completed year of employment with the Company (calculated as of the Participant’s first day of employment through and including such Participant’s Separation from Service) up to a maximum of 26 weeks.
“Separation Agreement” has the meaning set forth in Section 6.01(b).
“Specified Employee Payment Date” has the meaning set forth in Section 10.12(b).
ARTICLE III
Participation
Section 3.01    Participants. The Administrator shall provide written notice to each Participant of such Participant’s participation in the Plan.
ARTICLE IV
Severance
Section 4.01    Severance. If a Participant experiences a Qualifying Termination, then, subject to ARTICLE VI, the Company will provide the Participant with the following:
(a)    that portion of such Participant’s Salary payable during the Severance Period;
(b)    for each full calendar quarter prior to the date of such Qualifying Termination, any bonuses earned by Participant but unpaid as of the date of such Qualifying Termination; and
(c)    a payment equal to one month of the medical insurance premium paid by the Participant for himself or herself immediately prior to the date of such Qualifying Termination.
Section 4.02    Change in Control. If a Participant experiences a Change in Control Termination, then, subject to ARTICLE VI and in lieu of the payments set forth in Section 4.01, the Company will provide the Participant with the following:
(a)    payment equal to six months of the greater of (i) Participant’s Salary and (ii) Participant’s base salary in effect on the first occurrence of a Change in Control (before any salary reduction contributions to any plan or arrangement under Code Section 125, 132(f) or 401(k), including commissions (where applicable), but excluding overtime, bonuses, awards, imputed income or extraordinary payments); and

(b)    for each full calendar quarter prior to the date of such Change of Control Termination, any bonuses earned by Participant but unpaid as of the date of such Change of Control Termination.
Section 4.03    Subject to Section 10.12, the payments described in Section 4.01 will be paid in a single lump-sum on the Company’s next payroll date after the 61st day following the Qualifying Termination and the payments described in Section 4.02 will be paid in a single lump-sum on the Company’s next payroll date after the 61st day following the later of the consummation of the Change in Control or the Change in Control Termination; provided that such lump-sum payment shall be made no later than March 15th of the calendar year following the calendar year of the Participant’s Qualifying Termination.
ARTICLE V
Equity Awards
Section 5.01    Equity Awards.
(a)    A Qualifying Termination that is not a Change in Control Termination shall not affect the terms of any equity awards held by a Participant and the treatment of any such equity awards shall be determined in accordance with the terms of the Company equity plan or plans under which they were granted and any applicable award agreements.
(b)    Notwithstanding the terms of the Company equity plan or plans under which a Participant’s equity awards are granted or any applicable award agreements, unless such plan or award agreement expressly disclaims this provision of this Plan, if a Participant has a Change in Control Termination, then, subject to Article VI:
(i)    all of the Participant’s outstanding unvested time-based equity awards shall become fully vested and any restrictions thereon (other than those imposed by applicable securities laws) shall lapse and, in the case of stock options and stock appreciation rights, shall remain exercisable for the remainder of their full term; and
(ii)    all of the Participant’s outstanding unvested equity awards with performance-based vesting, shall be deemed achieved at target levels with respect to performance goals or other vesting criteria.
ARTICLE VI
Conditions
Section 6.01    Conditions. A Participant’s entitlement to any benefits under ARTICLE IV or ARTICLE V will be subject to:
(a)    the Participant experiencing a Qualifying Termination; and

(b)    the Participant executing a separation agreement in substantially the form attached hereto as Exhibit A (the “Separation Agreement”) to the reasonable satisfaction of the Company and such Separation Agreement becoming effective and irrevocable within 60 days following the Participant’s Qualifying Termination or, in the case of a Change in Control Termination, within 60 days following the later of the consummation of the Change in Control or the Change in Control Termination. If the Participant does not execute and return the Separation Agreement, such that it does not become effective and irrevocable within the applicable 60-day period, the Participant shall cease to be entitled to any payments or benefits under this Plan.
ARTICLE VII
Section 280G
Section 7.01    Reduction. Notwithstanding any other provision of the Plan or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to a Participant or for a Participant’s benefit pursuant to the terms of the Plan or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this ARTICLE VII, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be either:
(a)    reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”); or
(b)    payable in full if the Participant’s receipt on an after-tax basis of the full amount of payments and benefits (after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax)) would result in the Participant receiving an amount greater than the Reduced Amount.
Section 7.02    Order of Reduction. Any such reduction shall be made by the Company in its sole discretion consistent with the requirements of Section 409A of the Code.
Section 7.03    Determinations. Any determination required under this ARTICLE VII, including whether any payments or benefits are Parachute Payments, shall be made by the professional firm engaged by the Company for general tax purposes as of the day prior to the date of the event that might reasonably be anticipated to result in Covered Payments that would otherwise be subject to the Excise Tax will perform the foregoing calculations. If the tax firm so engaged by the Company is serving as accountant or auditor for the acquiring company, the Company will appoint a nationally recognized tax firm to make the determinations required by this Section. The Company will bear all expenses with respect to the determinations by such firm required to be made by this Section. The Company and the Participant shall furnish such tax firm such information and documents as the tax firm may reasonably request in order to make its required determination. The tax firm will provide its calculations, together with detailed supporting documentation, to the Company and the Participant as soon as practicable following its engagement. Any good faith determinations of the tax firm made hereunder will be final, binding and conclusive upon the Company and the Participant.
ARTICLE VIII
Claims Procedures
Section 8.01    Initial Claims. A Participant who believes he or she is entitled to a payment under the Plan that has not been received may submit a written claim for benefits to the Plan within 60 days after the Participant’s Qualifying Termination or, in the case of a Change in Control Termination, within 60 days following the Change in Control. Claims should be addressed and sent to [legal@trupanion.com].
If the Participant’s claim is denied, in whole or in part, the Participant will be furnished with written notice of the denial within 90 days after the Administrator’s receipt of the Participant’s written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed 180 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Participant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Participant’s claim will contain the following information:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    references to the specific Plan provisions on which the denial of the Participant’s claim was based;
(c)    a description of any additional information or material required by the Administrator to reconsider the Participant’s claim (to the extent applicable) and an explanation of why such material or information is necessary; and
(d)    a description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.
Section 8.02    Appeal of Denied Claims. If the Participant’s claim is denied and he or she wishes to submit a request for a review of the denied claim, the Participant or his or her authorized representative must follow the procedures described below:
(a)    Upon receipt of the denied claim, the Participant (or his or her authorized representative) may file a request for review of the claim in writing with the Administrator. This request for review must be filed no later than 60 days after the Participant has received written notification of the denial.

(b)    The Participant has the right to submit in writing to the Administrator any comments, documents, records or other information relating to his or her claim for benefits.
(c)    The Participant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits.
(d)    The review of the denied claim will take into account all comments, documents, records and other information that the Participant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.
Section 8.03    Administrator’s Response to Appeal. The Administrator will provide the Participant with written notice of its decision within 60 days after the Administrator’s receipt of the Participant’s written claim for review. There may be special circumstances which require an extension of this 60-day period. In any such case, the Administrator will notify the Participant in writing within the 60-day period and the final decision will be made no later than 120 days after the Administrator’s receipt of the Participant’s written claim for review. The Administrator’s decision on the Participant’s claim for review will be communicated to the Participant in writing and will clearly state:
(a)    the specific reason or reasons for the denial of the Participant’s claim;
(b)    reference to the specific Plan provisions on which the denial of the Participant’s claim is based;
(c)    a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records, and other information relevant to his or her claim for benefits; and
(d)    a statement describing the Participant’s right to bring an action under Section 502(a) of ERISA.
Section 8.04    Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes:
(a)    no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and
(b)    in any such legal action, all explicit and implicit determinations by the Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
Section 8.05    Arbitration. Subject to Section 8.04, any dispute, controversy or claim arising out of or related to the Plan shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association and shall be conducted consistent with the rules, regulations and requirements thereof as well as any requirements imposed by state law. Any arbitral award determination shall be final and binding.
Section 8.06    Attorney’s Fees. The Company and each Participant shall bear their own attorneys’ fees incurred in connection with any disputes between them.
ARTICLE IX
Administration, Amendment and Termination
Section 9.01    Administration. The Administrator has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan. The Administrator has all powers reasonably necessary to carry out its responsibilities under the Plan including (but not limited to) the sole and absolute discretionary authority to:
(a)    administer the Plan according to its terms and to interpret Plan provisions;
(b)    resolve and clarify inconsistencies, ambiguities, and omissions in the Plan and among and between the Plan and other related documents;
(c)    take all actions and make all decisions regarding questions of eligibility and entitlement to benefits, and benefit amounts;
(d)    make, amend, interpret, and enforce all appropriate rules and regulations for the administration of the Plan;
(e)    process and approve or deny all claims for benefits; and
(f)    decide or resolve any and all questions, including benefit entitlement determinations and interpretations of the Plan, as may arise in connection with the Plan.
The decision of the Administrator on any disputes arising under the Plan, including (but not limited to) questions of construction, interpretation and administration shall be final, conclusive and binding on all persons having an interest in or under the Plan. Any determination made by the Administrator shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.
Section 9.02    Amendment and Termination. The Company reserves the right to amend or terminate the Plan at any time, by providing at least 90 days advance written notice to each Participant; provided that no such amendment or termination that has the effect of reducing or diminishing the right of any Participant will be effective without the written consent of such Participant.
ARTICLE X
General Provisions
Section 10.01    At-Will Employment. The Plan does not alter the status of each Participant as an at-will employee of the Company. Nothing contained herein shall be deemed to give any Participant the right to remain employed by the Company or to interfere with the rights of the Company to terminate the employment of any Participant at any time, with or without Cause.
Section 10.02    Effect on Other Plans, Agreements, and Benefits.
(a)    Any severance benefits payable to a Participant under the Plan will be in lieu of and not in addition to any severance benefits to which the Participant would otherwise be entitled under any general severance policy or severance plan maintained by the Company or any agreement between the Participant and the Company that provides for severance benefits (unless the policy, plan, or agreement expressly provides for severance benefits to be in addition to those provided under the Plan); and (ii) any severance benefits payable to a Participant under the Plan will be reduced by any severance benefits to which the Participant is entitled by operation of a statute or government regulations.
(b)    Any severance benefits payable to a Participant under the Plan will not be counted as compensation for purposes of determining benefits under any other benefit policies or plans of the Company, except to the extent expressly provided therein.
(c)    Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or any subsidiary thereof, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.
(d)    As of the Effective Date, the Company’s On-Going Severance Policy for CEO and Key Senior Leaders and the Company’s Change of Control Policy for Select Officers and Key Leaders are hereby terminated.
Section 10.03    Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan. If any provision of the Plan is held by a court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render such provision legal, valid, and enforceable, and the other remaining provisions of the Plan shall not be affected but shall remain in full force and effect.

Section 10.04    Headings and Subheadings. Headings and subheadings contained in the Plan are intended solely for convenience and no provision of the Plan is to be construed by reference to the heading or subheading of any section or paragraph.
Section 10.05    Unfunded Obligations. The amounts to be paid to Participants under the Plan are unfunded obligations of the Company. The Company is not required to segregate any monies or other assets from its general funds with respect to these obligations. Participants shall not have any preference or security interest in any assets of the Company other than as a general unsecured creditor. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Participant account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and a Participant, or otherwise create any vested or beneficial interest in any Participant or the Participant’s creditors in any assets of the Company.
Section 10.06    Successors. The Plan will be binding upon any successor to the Company, its assets, its businesses or its interest, in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company shall require any successor to the Company to expressly and unconditionally assume the Plan in writing and honor the obligations of the Company hereunder, in the same manner and to the same extent that the Company would be required to perform if no succession had taken place. All payments and benefits that become due to a Participant under the Plan will inure to the benefit of his or her heirs, assigns, designees, or legal representatives.
Section 10.07    Transfer and Assignment. Neither a Participant nor any other person shall have any right to sell, assign, transfer, pledge, anticipate or otherwise encumber, transfer, hypothecate or convey any amounts payable under the Plan prior to the date that such amounts are paid, except that, in the case of a Participant’s death, such amounts shall be paid to the Participant’s beneficiaries.
Section 10.08    Waiver. Any party’s failure to enforce any provision or provisions of the Plan will not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of the Plan.
Section 10.09    Governing Law. To the extent not pre-empted by federal law, the Plan shall be construed in accordance with and governed by the laws of Washington without regard to conflicts of law principles. Subject to Section 8.05, any action or proceeding to enforce the provisions of the Plan will be brought only in a state or federal court located in the state of Washington, county of King, and each party consents to the venue and jurisdiction of such court. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue.
Section 10.10    Clawback. Any amounts payable under the Plan are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Participant. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.
Section 10.11    Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.
Section 10.12    Section 409A.
(a)    The Plan is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and administered in accordance with Section 409A of the Code. Notwithstanding any other provision of the Plan, payments provided under the Plan may only be made upon an event and in a manner that complies with Section 409A of the Code or an applicable exemption. Any payments under the Plan that may be excluded from Section 409A of the Code either as separation pay due to an involuntary Separation from Service or as a short-term deferral shall be excluded from Section 409A of the Code to the maximum extent possible. For purposes of Section 409A of the Code, each installment payment provided under the Plan shall be treated as a separate payment. Any payments to be made under the Plan upon a termination of employment shall only be made upon a “Separation from Service”. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A of the Code.
(b)    Notwithstanding any other provision of the Plan, if any payment or benefit provided to a Participant in connection with his or her Qualifying Termination is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the Participant is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Participant’s Separation from Service or, if earlier, on the Participant’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Participant in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule. Notwithstanding any other provision of the Plan, if any payment or benefit is conditioned on the Participant’s execution of a Separation Agreement, the first payment shall include all amounts that would otherwise have been paid to the Participant during the period beginning on the date of the Qualifying Termination and ending on the payment date if no delay had been imposed.
(c)    To the extent required by Section 409A of the Code, each reimbursement or in-kind benefit provided under the Plan shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; and (ii) any right to reimbursements or in-kind benefits under the Plan shall not be subject to liquidation or exchange for another benefit.
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THE PARTIES TO THIS CONFIDENTIAL AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.
Team Member:
By:
Name:
Date:

Trupanion Managers USA, Inc.:
By:
Name:
Title:
Date: